Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Appoints Alan Fortier to Board of Directors
BATAVIA, NY, July 31, 2008 – Graham Corporation (AMEX: GHM) announced today that the Board of Directors has appointed Alan Fortier, President of Fortier & Associates, Inc., as a Director for a term expiring at the 2009 Annual Meeting of Stockholders. Mr. Fortier founded Fortier & Associates, a strategy and profit improvement consulting firm, in 1988. His firm serves Fortune 100 multi-national companies and other global clients. Prior to founding his consulting firm, Mr. Fortier was a consulting manager and head of the pricing strategy practice for Ayers, Whitmore & Co., now a part of A.T. Kearney, and held various management and project engineer positions for DuPont (NYSE: DD).
Mr. Jerald Bidlack, Chairman of the Board of Directors for Graham, commented, “Alan and his team have successfully worked with some very notable, high-profile global companies within our key industry markets. He is a highly sought after resource, and we are very fortunate to have him join our Board. We believe his industry and strategic knowledge will be invaluable as Graham strives to be a world-class leader in the design and manufacture of engineered-to-order products for the process industries.”
Mr. Fortier received his B.S. in Chemical Engineering from Cooper Union in New York, and an M.B.A. from The Harvard Business School. Mr. Fortier is a lecturer at Columbia Graduate School of Business’s M.B.A. and Executive Educations programs and a charter member of the Society for the Advancement of Consulting.
First Quarter Fiscal 2009 Earnings Results
Separately, Graham will report its financial and operating results for the first quarter of fiscal 2009 tomorrow, August 1, 2008. Graham’s senior management will host a conference call and live webcast at 11:00 a.m. EST to review the first quarter fiscal 2009 financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialing 1-201-689-8560 and requesting conference ID number 291806 approximately 5 — 10 minutes prior to the call.
To listen to the archived conference call:
▪	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.

▪	A replay can be heard by calling 1-201-612-7415 and entering the conference ID number 291806 and account number 3055. The telephonic replay will be available through August 8, 2008, at 11:59 p.m. Eastern Time.
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Graham Appoints Alan Fortier to Board of Directors
July 31, 2008
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
For more information contact:
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
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